mobetize

Alligato

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT is effective as of June 1st, 2013"). The signatories of both Alligato Inc. and Mobetize, Inc. hereby acknowledge that they have the right to enter into this agreement and therefore makes this a binding agreement.

WHEREAS, Mobetize, Inc.("Mobetize") desires to retain Alligato, Inc. ("Alligato") and Alligato has agreed to provide management services for the Mobetize.

AND WHEREAS the parties intend this Management Services Agreement (the "Agreement") to set forth their respective rights and obligations with respect to the engagement of Alligato;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties covenant and agree as follows:

1. **Relationship:** The parties agree that the relationship of Alligato to Mobetize created by this Agreement is that of an independent contracting firm and nothing in this Agreement constitutes or creates an employer/employee relationship between Alligato and Mobetize or any employee or agent of Alligato. Alligato has no authority to make statements, representations or commitments of any kind, or to take actions binding upon the Mobetize except as provided in this Agreement or as authorized in writing by the Mobetize.

2. The parties acknowledge and agree that the Mobetize has entered into this Agreement in reliance on the express representation and warranty of Alligato that Alligato is not an employee of Mobetize. In the event the relationship between the Mobetize and the Alligato is found to be an employment relationship for any reason whatsoever, such will constitute cause for the immediate termination of this Agreement by the Mobetize.

3. Subject to Section 10 of this Agreement, it is understood and agreed that this Agreement does not prevent Alligato from providing services relating to billing and payments services and software development of a different nature to any other company, entity, individual or partnership subject to the proviso that such activity shall not interfere with, conflict with, or derogate from the fulfillment of the Alligato's obligations to the Mobetize under this Agreement and the Mobetize does not consider the work to be in conflict of interest to its business.

4. **Term:** . This contract is valid June.1st, 2013 to May.31st, 2014 (the "Term").

5. **Renewal:** This Agreement may be renewed for a further term of no more than one year, upon both parties executing a Renewal Agreement in writing at least 10 days prior to the date of termination of this Agreement.

6. **Services:** Alligato is to provide the following roles (the "Roles"):

1. VP, Engineering
2. Solutions Architecture
3. VP, Operations
4. Senior Java Engineer
5. Senior HTML 5 Web Developer
6. Network Infrastructure and System Administration
7. Senior Project Management
8. Financial/Business forecasting analysis

7. Alligato represents and warrants to Mobetize that Alligato has the necessary knowledge, skills and experience to provide the Services.

8. **Time Obligations:** Alligato will devote its best efforts to the Mobetize's business. Alligato shall provide hours of service as required by the Mobetize based on 4 Full Time Employee equivalent to 640 hours per month maximum. Total hours will be tracked during the period of the contract by Mobetize and the Alligato via a mutually acceptable method.

9. **Fees:** For the Services provided by Alligato pursuant to this Agreement, Mobetize shall compensate Alligato as follows:

a. The hourly rate is based on an average rate of $44.25 per hour. This rate is in Canadian Dollars.

b. Expenses. All expenses will be reimbursed by Mobetize to Alligato and be pre-approved by Mobetize.

Alligato will bill Mobetize bi-monthly and all invoices shall be paid upon invoice receipt.

10. **Ownership of Intellectual Property, Non-disclosure and Confidential Information:** The Alligato understands and agrees that during the Term of this Agreement and thereafter, unless expressly authorized by the Mobetize, the Alligato will not disclose, or allow to be disclosed, to any unauthorized person, firm, or corporation, any Confidential Information of the Mobetize now in existence or hereafter developed without the express written consent of the Mobetize. For the purposes of this Agreement "Confidential Information" includes, but is not limited to, any information, written or oral, about or relating to the Mobetize that is not in the public domain, including but not limited to the Mobetize's production model, artistic, literary, creative and technical information, financial information, methods and procedures of operation, designs, concepts, research and development, designs, concepts, past, present and future business activities, current and/or contemplated products or services (including, without limitation, entertainment programming), any and all nontechnical information including but not limited to patent, copyright, trademark, trade secret, and proprietary information, techniques, sketches, drawings, artworks, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to current and future proposed products and services of each of the parties, and includes, without limitation, their respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing,

manufacturing, customer lists, business forecasts, sales and merchandising, and marketing plans and information, or other information and documents prepared by either party or its respective directors, officers, employees, agents, representative or advisors. a. In the event of breach, or threatened breach, of the above Clause of this Agreement, the Mobetize shall be entitled to an injunction restraining Alligato or any other party or parties about to commit any breach of this Agreement, or who have committed a breach hereof, without showing or proving any actual damage sustained by the Mobetize.

Alligato agrees and understands that any technology, data, analysis, information, product, model, relationship, understanding and know-how (the "Intellectual Property") that is developed for the Mobetize by Alligato is the exclusive property of the Mobetize and hereby relinquishes any right whatsoever to assert any claim of ownership of or right to use such property.

11. **Termination**: Either party may terminate this Agreement for any reason by giving 10 days' written notice to the other party of such termination.

Either party may immediately terminate this Agreement if the other party breaches any of the provisions, terms, or conditions contained in this Agreement.

12. **Notice**: All notices and requests in connection with this Agreement shall be in writing and may be given by personal delivery, registered or certified mail, return receipt requested.

13. **Indemnity**: The Alligato shall be responsible for payment of all levies, assessments, and payments required to be made in respect of its business, and in particular, the performance of the Services, including, without limitation, all income taxes, and other taxes, and all payroll deductions, including Canada Pension Plan, Employment Insurance and Workers' Compensation Board assessments, and the Contractor shall indemnify and save Mobetize harmless in respect of all costs, expenses, charges and liabilities of such or any other kind which may be levied or assessed against the Mobetize in connection therewith. Alligato further agrees to indemnify, defend and hold harmless the Mobetize, and its officers, directors, employees, servants and agents, from and against all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and any costs and expenses thereof (including legal fees), arising directly or indirectly, in whole or in part, out of negligence or any wilful act or omission of Alligato in connection with the matters contained herein or this Agreement, whether within or beyond the scope of his duties or authorities hereunder. The provisions of this article shall survive termination of the relationship herein and/or the Agreement. 14. Right of Set-off: If Alligato becomes obligated or liable to pay any sum of money to the Mobetize, whether pursuant to this Agreement or otherwise, then that sum may, at the election of the Mobetize and without limiting or waiving any right or remedy available to the Mobetize, be set-off against and shall apply to any sum of money owed by the Mobetize to Alligato, whether by way of holdback or otherwise, until such amount has been set-off in full.

15. **Miscellaneous:** No waiver of any of the provisions of this Agreement shall be valid unless in writing, signed by the party against whom such waiver is sought to be enforced, nor shall failure to enforce any right hereunder constitute a continuing waiver of these same or a waiver of any other right hereunder.

All amendments of this Agreement shall be made in writing, signed by the parties, and no oral amendment shall be binding on the parties.

Any dispute or controversy arising under or in connection with this Agreement shall be settled by a single arbitrator in Vancouver, British Columbia, in accordance with the Rules of the British Columbia Commercial Arbitration Act, as amended from time to time.

The unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions hereof unenforceable or invalid; if any one or more of the provisions of this Agreement shall for any reason be excessively broad as to duration, scope, activity or subject, it shall be construed by reducing such provisions, so as to be enforceable to the extent compatible with applicable law.

This Agreement contains the entire agreement between the parties and supersedes any previous oral and/or written communication, representations, understandings or agreements.

This Agreement will be governed by the law of the Province of British Columbia. IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
Mobetize:

Alligato, Inc.

________________ **Date:** JUNE 1, 2013

Ajay Hans, CEO

________________ **Date:** June 1/2013

Mobetize, Inc.

Stephen Fowler